Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Chris Malecek
Vice President, Chief Financial Officer & Treasurer	Weber Shandwick
Tennant Company	952-346-6181
763-540-1553

TENNANT REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.28

MINNEAPOLIS, Minn., April 22, 2004 — Tennant Company (NYSE:  TNC) today reported net earnings of $2.6 million, or $0.28 per diluted share, on net sales of $119.1 million for the quarter ended March 31, 2004.  In the comparable 2003 period, Tennant reported net earnings of $2.5 million, or $0.28 per diluted share (including a net unusual benefit of $600,000, or $0.06 per share), on net sales of $113.1 million (including previously deferred revenues of $6.4 million).  The unusual items in the company’s 2003 first quarter included the recognition of $6.4 million in previously deferred revenues resulting from the amendment of a contract, which resulted in a benefit of $0.20 per diluted share, and a charge of $0.14 per diluted share resulting from the dissolution of a joint venture.  Excluding these unusual items, Tennant’s 2004 first quarter earnings per share increased 27% from $0.22 per share in the 2003 first quarter on a 12% increase in net sales from $106.7 million.

Janet M. Dolan, Tennant Company’s president and chief executive officer, said the company’s first quarter performance benefited from continued recovery in equipment sales to industrial customers and from favorable foreign currency exchange effects.  “We saw sales growth in all geographies and, for the third consecutive quarter, North American sales of equipment to industrial customers increased,” said Dolan.  “We believe we are seeing growing confidence in the North American industrial sector based in part on customers’ willingness to place large equipment orders, which benefited our first quarter performance.”

Tennant reaffirmed that it expects to report 2004 net earnings per share of $1.55 to $1.85.  “We are encouraged by signs of recovering demand among industrial sector customers in most geographies.  We also continue to benefit from the extension of our patented foam-scrubbing technology system, FaST™, to more of our cleaning equipment,” said Dolan.  “We are, however, maintaining our 2004 earnings guidance in the range we provided earlier in light of economic conditions in Europe that remain difficult and rapid increases in costs for steel.  We expect these increases to continue throughout 2004 and we may not be able to fully offset them through price increases and cost reductions.”

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Review of Results

Tennant’s consolidated net sales for the 2004 first quarter increased 5% compared with the 2003 first quarter.  Excluding from the 2003 first quarter the $6.4 million of previously deferred revenues noted above, Tennant’s consolidated net sales for the 2004 first quarter increased 12% compared with the 2003 period.  Favorable foreign currency exchange effects added about 5% to net sales in the 2004 first quarter.  The company’s January 2004 acquisition of Walter-Broadley Machines Limited accounted for about 2.5% of the increase in 2004 first quarter net sales.

In North America, 2004 first quarter net sales totaled $78.9 million.  Excluding the impact of previously deferred revenues on the 2003 first quarter, 2004 first quarter sales in North America increased 5%.  Favorable foreign currency exchange effects accounted for about 1% of the increase.  “In North America, sales of cleaning equipment to industrial customers continued to recover from the depressed levels of the year-ago quarter.  We also saw growth in aftermarket parts and service revenues and in coatings sales,” said Dolan.  “The sales growth in these areas was partially offset, however, by a decline in sales of equipment for commercial cleaning as demand from public sector customers remains soft.  In addition, the 2003 first quarter benefited from a large number of shipments of our full-sized street sweeper, Centurion™.”

In Europe, 2004 first quarter net sales totaled $28.5 million, up 31% from $21.7 million in the 2003 first quarter.  Foreign currency exchange effects added approximately 16% to net sales for the quarter and the January 2004 acquisition of Walter-Broadley Machines Limited added approximately 12%.  “The European industrial sector remains depressed, dampened in part by the strength of the Euro compared to the U.S. dollar,” said Dolan.  “Despite the difficult environment, sales volume increased compared with the 2003 first quarter, primarily on the strength of a large order from a new European customer.  The safety and productivity benefits of our FaST™ system were instrumental in winning this important order and show how innovative solutions can drive business growth even in challenging conditions.”

In Tennant’s other international markets, 2004 first quarter net sales totaled $11.7 million, up 15% compared with $10.2 million in the 2003 period.  Favorable foreign currency exchange effects added approximately 11% to net sales in the 2004 first quarter.  The balance of the increase in the period resulted from stronger demand in Australia, Asia and South Africa.

Operating profit for the 2004 first quarter totaled $4.3 million compared with $4.2 million in the 2003 first quarter.  Excluding unusual items in the 2003 period, 2004 first quarter operating profit increased 34%.  The increase resulted primarily from revenue growth and the favorable effects of foreign currency translation.

Direct foreign currency exchange effects, primarily the weakness of the U.S. dollar compared with the Euro, yen and Canadian and Australian dollars, increased 2004 first quarter earnings per share by approximately $0.10.  The dilutive impact of the Walter-Broadley acquisition totaled approximately $0.03 per share in the first quarter, in line with the company’s expectations.

Company Profile

Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries.  For more information, visit www.tennantco.com.

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include: the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in tax laws and regulations including the repeal of the foreign export benefit; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials; the success of new products; projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; and our plans for growth. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Tennant will host a conference call to discuss its first quarter results today, April 22, 2004, at 10:00 a.m. Central Time.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2004	2003
	Reported	Reported	Unusual Items	Excluding Unusual Items

Net sales	$119.1	$113.1	$6.4	$106.7
Cost of sales	71.1	69.3	4.8	64.5
Gross Profit	48.0	43.8	1.6	42.2
Gross margin	40.3%	38.7%		39.6%

Research and development expenses	4.1	4.2	—	4.2
Selling and administrative expenses	39.6	35.4	.6	34.8
Total operating expenses	43.7	39.6	.6	39.0

Profit from operations	4.3	4.2	1.0	3.2
Operating margin	3.6%	3.7%		3.0%

Interest income, net	.1	.1	—	.1
Other income	—	—	—	—

Earnings before income taxes	4.4	4.3	1.0	3.3
Income tax expense	1.8	1.8	.4	1.4

Net earnings	$2.6	$2.5	$.6	$1.9

Basic EPS	$0.28	$0.28	$0.06	$0.22

Diluted EPS	$0.28	$0.28	$0.06	$0.22

Average number of shares (diluted)	9.19	9.00		9.00

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)	2004	2003
	Mar. 31	Dec. 31	Mar. 31
ASSETS
Cash and cash equivalents	$19.9	$24.6	$10.1
Net receivables	87.2	85.6	78.6
Inventories	54.9	54.7	56.9
Deferred income taxes and other current assets	11.5	11.5	9.5

Total current assets	173.5	176.4	155.1

Net property, plant and equipment	62.6	61.1	63.0
Deferred income taxes, long-term portion	1.3	1.6	3.7
Intangible assets	24.4	17.8	17.2
Other assets	1.8	2.0	3.1

Total assets	$263.6	$258.9	$242.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$7.4	$1.0	$6.1
Accounts payable, accrued expenses and deferred revenue	60.6	58.5	49.8

Total current liabilities	68.0	59.5	55.9

Long-term debt	1.5	6.3	5.0
Long-term employee benefits	27.9	27.5	27.2
Shareholders’ equity	166.2	165.6	154.0

Total liabilities and shareholders’ equity	$263.6	$258.9	$242.1

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended March 31
	2004	2003	Percent Change
North America(2)	$78.9	$81.2	(3)%
Europe	28.5	21.7	31%
Other International	11.7	10.2	15%

Total(3)	$119.1	$113.1	5%

(1)          Net of intercompany sales.

(2)          2003 North America net sales includes $6.4 million related to an amendment of a contract with a third-party lessor.  This revenue had previously been deferred. Excluding this benefit in 2003, North America net sales increased approximately 5%.

(3)          Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment in 2003, total net sales increased approximately 12%.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended March 31
	2004	2003
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings (loss)	$2.6	$2.5

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	3.4	3.5
Changes in operating assets and liabilities	2.3	(2.9)
Other, net	0.3	(3.4)
Net cash flows related to operating activities	8.6	(0.3)

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(4.3)	(2.0)
Acquisition of Walter-Broadley, net	(6.5)	—
Proceeds from disposals of property, plant and equipment	0.2	2.1
Net cash flows related to investing activities	(10.6)	0.1

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	1.6	(2.6)
Payment of assumed Walter-Broadley debt	(2.5)	—
Proceeds from issuance of common stock	0.5	—
Purchase of common stock	(0.6)	(1.4)
Dividends to shareholders	(1.9)	(1.9)
Net cash flows related to financing activities	(2.9)	(5.9)

Effect of exchange rates on cash	0.2	(0.2)

Net decrease in cash and cash equivalents	(4.7)	(6.3)

Cash and cash equivalents at beginning of year	24.6	16.4

Cash and cash equivalents at end of period	$19.9	$10.1